Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 17, 2010, relating to the consolidated financial statements and financial statement schedule of Appliance Recycling Centers of America, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Appliance Recycling Centers of America, Inc. and Subsidiaries for the fiscal year ended January 2, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

May 6, 2010